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                                                       Exhibit 99

News Release

            McKESSON AND HBOC TO MERGE CREATING McKESSON HBOC,
                  THE WORLD LEADER IN HEALTHCARE SERVICES

       -- Merger Combines the #1 Healthcare Supply Management and the
               #1 Healthcare Information Companies To Give
            Unparalleled Offering Across Full Continuum of Care --

         -- Uniting Information and Supply Management Leaders Will
     Improve Productivity and Clinical Outcomes for Healthcare Delivery --


SAN FRANCISCO and ATLANTA, October 18, 1998 - McKesson Corporation (NYSE:
MCK) and HBO & Company (NASDAQ: HBOC) today announced that the two companies have signed a definitive merger agreement for McKesson to acquire HBOC. This merger will create the world's first comprehensive healthcare supply management and information solutions company, uniting the top-performing, rapidly growing leaders in their respective industries: McKesson, the #1 healthcare supply management company, and HBOC, the #1 healthcare information company.

     Terms of the merger call for each HBOC shareholder to receive 0.37 shares of McKesson common stock for each share of HBOC stock in a tax-free exchange. The merger, which is subject to regulatory approval, McKesson and HBOC shareholder approval and other customary conditions, will be accounted for as a pooling of interests and is anticipated to close in the first quarter of 1999.

    Following the merger, the company will be named McKesson HBOC. McKesson HBOC will be the world's leading healthcare services company, with the greatest breadth of product offerings and deepest reach in both the healthcare supply and healthcare information sectors. The two companies have a combined customer base of approximately 5,000 hospitals, 25,000 retail pharmacies, 35,000 physician practices, 10,000 extended care sites, 600 payors, 450 pharmaceutical manufacturers and 2,000 medical-surgical manufacturers. McKesson HBOC will serve the full continuum of healthcare in the United States and have operations in 10 countries abroad.

    "The fragmentation of healthcare information and therapeutic product supply among the many sites and organizations involved in healthcare delivery is a major impediment to improving clinical outcomes and achieving productivity gains," Charles W. McCall, chairman, president and chief executive officer of HBOC, and Mark A. Pulido, president and chief executive officer of McKesson, said jointly, "Our vision for McKesson HBOC is a comprehensive offering to improve productivity and clinical outcomes for the U.S. healthcare system. The complementary capabilities of McKesson and HBOC span the entire information and supply cost structure across the full continuum of healthcare, enabling McKesson HBOC to uniquely offer the most-comprehensive array of products and technology.




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We will provide the tools and technologies to enable healthcare providers to increase their efficiency, reducing their costs of doing business, while at the same time improving the quality of care for patients."

    "Both companies are number one in their segments, and are currently experiencing strong sales and earnings momentum," McCall and Pulido continued. "We both have long used information technology as a primary tool to meet the needs of our customers. Our mutual focus on information, data, logistics and automation avoids risks often associated with healthcare services such as capital intensity, labor and reimbursement. And both companies have outstanding records of consistently exceeding expectations and building shareholder value."

    "Customers, manufacturers, employees and shareholders of both companies will benefit from the expanded product and service offerings, broader reach and integration of information systems and supply management from McKesson HBOC. Our capacity to integrate and analyze useful information gathered from manufacturers to patients across the full continuum of care has major benefits for drug research, clinical development, product utilization, patient care and the overall productivity of the healthcare system."

    "The merger is expected to be accretive in the first year to both companies' earnings per share after synergies," McCall and Pulido added. "We've identified first full year pre-tax synergies in excess of $75 million from a combination of cost savings and easy-to-achieve cross-selling initiatives. In addition, synergies in excess of $150 million can be expected to be achieved by the end of year three. The combined company reaches every site in the continuum of care with very little overlap, and thus will be able to quickly exploit opportunities to cross-sell each other's products. HBOC's 350-person hospital sales force significantly augments McKesson's 50-person hospital automation sales force. McKesson has 550 professionals calling on physicians, which will substantially broaden the penetration for HBOC's physician information products currently being sold by 50 people."

    "According to the report of the U.S. Senate Labor and Human Resources Committee, of the $1 trillion U.S. Health Committee Care expenditures in 1996, $180 billion was spent on administrative costs and $330 billion on avoidable or inappropriate care. McKesson HBOC with its encompassing healthcare products and information flow will use its combined resources, technologies and customer knowledge to develop new offerings to address this opportunity. There is also a substantial opportunity for business from large pharmaceutical companies and HMOs as they seek to outsource greater components of their operations while using data as a tool to preserve market share and product margins. Capitalizing on these opportunities, McKesson HBOC's earnings per share growth rates should be greater than 35%, delivering enhanced value to shareholders of both companies," McCall and Pulido concluded.





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    Based on published reports and Wall Street estimates for McKesson and
HBOC for the twelve months ended September 30, 1998, McKesson HBOC had revenues of approximately $21.2 billion, earnings before interest and taxes of $886 million (before synergies) and a net debt-to-capital ratio of approximately 24%. McKesson HBOC's strong cash flow will enable it to continue an aggressive acquisition program to capitalize on additional supply management and technology opportunities.

    On October 16, 1998, the two companies had a combined equity market capitalization of almost $23 billion. Since January 1, 1996, HBOC and McKesson have ranked among the leading companies in total shareholder return.

    McCall will become chairman of McKesson HBOC. Pulido will become president and chief executive officer of the new company. The McKesson HBOC Board of Directors will have 10 members, five from the current board of McKesson and five from the current board of HBOC. An Operating Committee will be established, consisting of McCall, Pulido and:

-  Albert J. Bergonzi, group president, HCIS,
-  Jay P. Gilbertson, group president, HCIS,
-  John H. Hammergren, group president, Health Systems,
-  Richard H. Hawkins, vice president, chief financial officer,
-  David L. Mahoney, group president, Pharmaceutical Services and
   International,
and
-  Mark T. Majeske, group president, Customer Operations.

    The two companies will retain the employee base that has played a key role in their growth and the creation of shareholder value. The combined company will have significant executive management and employee ownership.

    The corporate headquarters of the combined company will be in San Francisco. Atlanta will be headquarters for the healthcare information business. The combined company will have approximately 20,300 employees across the United States, Canada and Europe, approximately 2,500 of whom are located in San Francisco or Atlanta.




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Profile of the combined company


                                                                                  McKesson HBOC
                                       HBOC                  McKesson               Pro Forma
                                     --------                --------             -------------

Financials
($MM) (a)
Twelve months ended
September 30, 1998

Revenues (b)                          1,460                   19,700                 21,160
EBIT                                    454                      432                    961(c)
Net income to common shares             284                      207                    538(c)
Diluted shares(MM)                    439.4                    104.0                  266.6
Earnings per share                     $.65                    $1.99                  $2.02(c)


September 30, 1998
Total Assets                          1,535                    7,000                  8,535
Cash and equivalents                    556                      130                    686
Debt                                      1                    1,625                  1,626
Stockholders' Equity                  1,185                    1,800                  2,985

Employees                             6,500                   14,000                 20,500
Total Salesforce                        480                    1,450                  1,930
- Hospital Automation
  and Information                       350                       50                    400
- Hospital Pharma                        --                      200                    200
  and Med-Surg
- Payor                                  60                       --                     60
- Physicians                             50                      550                    600
- Extended Care                          20                      150(d)                 170
- Retail                                 --                      500                    500
Countries                                 9                        3                     11


(a) From continuing operations before special charges and merger expenses (McKesson data based on consensus First Call estimate of $.50 earnings per share and company quarter estimates for balance sheet items for 9/30/98)
(b) Revenues exclude McKesson sales to customers' warehouses
(c) Includes $75 million in first full-year pre-tax synergies
(d) Includes Red Line, which McKesson has agreed to acquire.



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     HBOC delivers enterprise-wide patient care, clinical, financial and strategic management software solutions as well as networking technologies, electronic commerce, outsourcing and other services to healthcare organizations throughout the world. More information about HBOC can be obtained on the World Wide Web at http://www.hboc.com.

     McKesson Corporation, a Fortune 100 company, is the leading healthcare supply management company in North America through its U.S. Healthcare businesses; its Canadian subsidiary, Medis Health and Pharmaceutical Services; and its interest in Mexico's Nadro. The company also owns McKesson Water Products, one of the nation's largest providers of bottled drinking water. More information about McKesson can be obtained on the World Wide Web at: Error! Bookmark not defined.

     Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These statements may be identified by their use of forward-looking terminology such as "believes," "expects," "may," "should," "intends," "plans," "estimates," "anticipates" and similar words. Risks and uncertainties include the speed of integration of HBOC and McKesson as well as acquired businesses, impact of continued competitive pressures, success of strategic initiatives, implementation of new technologies, continued industry consolidation, changes in customer mix, changes in pharmaceutical manufacturers' pricing and distribution policy, the changing U.S. healthcare environment, regulatory changes affecting capital procurement policies and other factors discussed from time to time in reports filed by HBOC and McKesson with the Securities and Exchange Commission. The two companies assume no obligation to update information contained in this press release.


Note to Editors: See attached McKesson and HBOC Overviews for further information about the two companies.


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Contacts:          McKesson               HBOC
                   Media                  Monika Brown
                   Larry Kurtz            (770) 668-5926
                   (415) 983-8418         Beth Dalton
                   Kim Sankaran           (770) 393-6587
                   (415) 983-8416

                   Investor Relations
                   Janet Bley
                   (415) 983-9357